                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------


         This Employment Agreement (the "Agreement") dated and effective as of April 2, 2003 (the "Effective Date") is by and between US DATAWORKS, INC., a Nevada corporation (the "Company"), and TERRY E. STEPANIK ("Stepanik"). In consideration of the mutual covenants and promises contained herein, the parties agree as follows.

         WHEREAS, Stepanik has been employed by the Company for a number of years, and the services of Stepanik, his managerial and financial experience, and his knowledge of the affairs of the Company are of great value to the Company; and

         WHEREAS, the Company deems it essential that it have the advantage of the services of Stepanik for a period extending beyond his present employment agreement, and desires to enter into a continuing agreement of employment with him, and to provide Stepanik with compensation for past contributions to the Company; and Stepanik desires to enter into such an agreement with the Company upon the terms and conditions stated hereunder.

                                    ARTICLE 1
                               GENERAL PROVISIONS
                               ------------------

         Section 1.1 EMPLOYMENT. The Company hereby employs Stepanik, and Stepanik accepts such employment by the Company upon the terms and conditions hereof.

         Section 1.2 TERM. Subject to earlier termination as specifically set forth herein, the initial term of this Agreement shall be three (3) years (the "Term") commencing on the Effective Date. The Term shall be extended automatically without further action by either party for successive one (1) year terms, unless either party shall have served ninety (90) days prior written notice upon the other party that this Agreement shall terminate.

         Section 1.3 TERMINATION. Stepanik's employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the "Termination Date"):

         (a)      Pursuant to Section 1.2.

         (b)      In the event of Stepanik's death or disability as set forth in
                  Section 3.8.

         (c) Termination of Stepanik's employment by the Company for cause without any prior notice (except as specifically set forth below), upon the occurrence of any of the following events (each of which shall constitute "Cause"):

                  (i) any embezzlement or wrongful diversion of funds of the Company or any affiliate of the Company by Stepanik;


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                  (ii)     gross malfeasance by Stepanik in the conduct of
                           Stepanik's duties;

                  (iii) breach of this Agreement and, if such breach is capable of being cured, as determined by the Board of Directors of the Company (the "Board of Directors"), failure of Stepanik to cure such breach after notice and reasonable opportunity to cure such breach; or

                  (iv) gross neglect by Stepanik in carrying out Stepanik's duties.

         (d) Termination of Stepanik's employment by the Company at any time without Cause.

         (e)      Termination by Stepanik of his employment at any time.

         Section 1.4 TERMINATION OBLIGATIONS: RETURN OF COMPANY PROPERTY. Upon termination of this Agreement, Stepanik shall promptly return all Company property.

                                    ARTICLE 2
                 POSITION AND DUTIES; OTHER BUSINESS ACTIVITIES
                 ----------------------------------------------

         Section 2.1 POSITION. Stepanik shall be employed as President and Chief Operating Officer of the Company and report to the Chief Executive Officer. Stepanik holds a voting seat on the Board of Directors and shall continue to serve at the pleasure of the Board of Directors and the stockholders. Such employees as Stepanik may determine, subject to the approval of the Board of Directors or the Chief Executive Officer, shall report to Stepanik.

         Section 2.2 DUTIES; FULL ATTENTION TO BUSINESS. Stepanik shall perform such services for the Company, that reasonably serve the purpose of this Agreement and/or meet the needs of the Company, as may be reasonably assigned to him by the Board of Directors and that are consistent with the position Stepanik holds. Stepanik shall devote his full business time, energies, interest, abilities and productive efforts to the business of the Company. Without the Company's written consent, Stepanik shall not render any kind of employee-type or consulting services to others for compensation and, in addition, shall not engage in any activity which conflicts or interferes with his performance of duties hereunder.

         Section 2.3 COVENANT NOT TO COMPETE DURING TERM. During the Term, Stepanik shall comply in all respects with the Company's written policies with respect to conflicts of interest. Stepanik shall not, without the prior written consent of the Board of Directors, engage in or be interested, directly or indirectly, in any business or operation competitive with the Company. For the purpose of this paragraph, Stepanik shall be deemed to be interested in a business or operation which is competitive with the Company if Stepanik is a holder of 5% or more of the issued and outstanding ownership interests in such business or operation, or serves as a director, officer, employee, agent, partner, individual proprietor, lender, consultant, or independent contractor of such business or operation.

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         Section 2.4 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Stepanik
acknowledges that in connection with his employment by the Company or its affiliates, he has and may acquire or learn "Confidential Information" of the Company by virtue of a relationship of trust and confidence between Stepanik and the Company. Stepanik warrants and agrees that during the Term he shall not disclose to anyone (other than to officers of the Company or to such other persons as such officers may designate), or use, except in the course of his employment with the Company or its affiliates, any Confidential Information acquired by him in the course of or in connection with his employment. As used herein, the term "Confidential Information" shall include, but not be limited to: all information of any type or kind, whether or not reduced to a writing and whether or not conceived, originated, discovered or developed in whole or in part by Stepanik, which is directly related to the Company, its operations, policies, agreements with third parties, its financial affairs and related matters, including business plans, strategic planning information, product information, purchase and sales information and terms, supplier negotiation points, styles and strategies, contents and terms of contracts between the Company and suppliers, advertisers, vendors, contact persons, terms of supplier and/or vendor contracts or particular transactions, potential supplies and/or vendors, or other related data; marketing information such as but not limited to, prior, ongoing or proposed marketing programs, presentations, or agreements by or on behalf of the Company, pricing information, customer bonus programs, marketing tests and/or results of marketing efforts, computer files, lists and reports, manuals and memos pertaining to the business of the Company, lists or compilations of vendor and/or supplier names, addresses, phone numbers, requirements and descriptions, contract information sheets, compensation requirements or terms, benefits, policies, and any other financial information whether about the Company, entities related or affiliated with the Company or other key information pertaining to the business of the Company, including but not limited to all information which is not generally available to or known in the information services industry (or is available only as a result of an unauthorized disclosure) and is treated by the Company as "Confidential Information" during the term of this Agreement, regardless of whether or not such Information is a "trade secret" as otherwise defined by applicable law unless such information is in the public domain.

         Section 2.5 NO SOLICITATION OF EMPLOYEES. Stepanik specifically agrees that during the Term and for a period of two (2) years after his termination of employment with the Company, Stepanik shall not, directly or indirectly, either for himself or for any other person, firm, corporation or legal entity, solicit any individual then employed by the Company to leave the employment of the Company.

         Section 2.6 OWNERSHIP OF WORK PRODUCT AND IDEAS. Any discoveries, inventions, patents, materials, licenses and ideas applicable to the industry or relating to Stepanik's services for the Company or its affiliates, whether or not patentable or copyrightable, created by Stepanik during his employment by the Company or its affiliates ("Work Product") and all business opportunities within the industry ("Opportunities") introduced to Stepanik by the Company or its affiliates will be owned by the Company, and Stepanik will have no personal interest in such, except to the extent that the Company allows Stepanik to invest or participate in or have other rights to such Work Product or Opportunities. Stepanik will, in such connection, promptly

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disclose any such Work Product and Opportunities to the Company and, upon request of the Company, will assign to the Company all right in such Work Product and Opportunities.

                                    ARTICLE 3
                             COMPENSATION; BENEFITS
                             ----------------------

         Section 3.1 SALARY. The Company shall pay Stepanik Seven Thousand Two Hundred Ninety-One and 67/100 Dollars ($7,291.67) on a semi-monthly basis, for an annualized base salary ("Base Salary") of One Hundred Seventy-five Thousand and NO/100 Dollars ($175,000.00). Beginning with the first anniversary of the date of the Agreement and for each subsequent year of employment (or any portion of any such year), Stepanik shall be entitled to a base salary review by the Company to determine if any increase to base salary is warranted as a result of performance.

         Section 3.2 BONUS. In addition to the Stepanik's base salary, Stepanik shall be eligible to receive a bonus ("Bonus") for each fiscal year equal to (a) 5% of the Company's EBITDA, as determined by the Board of Directors, but not in excess of 1.5 times the amount of Stepanik's Base Salary paid to him during such fiscal year, plus (b) such additional amount based on Stepanik's performance as may be determined by the Board of Directors in its sole discretion. Any Bonus owing to Stepanik shall be paid within thirty (30) days following the filing of the Company's annual report on Form 10-K for the applicable fiscal year.

         Section 3.3 PAID VACATION. Stepanik shall be entitled to three weeks of paid vacation during each year of service or such longer amount of vacation time as Stepanik and the Compensation Committee of the Board of Directors shall mutually agree upon.

         Section 3.4 STOCK OPTIONS.

         (a) Subject to approval of the Compensation Committee of the Board of Directors, the Company will grant to Stepanik (i) an option to purchase 1,775,000 shares of common stock of the Company under the Company's 2000 Stock Option Plan (the "Plan"), which shall be intended to qualify as an incentive stock option to the maximum extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended, and (ii) subject to compliance with the limitations of the American Stock Exchange applicable to grants of options to officers without stockholder approval, an option to purchase an additional 2,900,000 shares outside the Plan, half of which (1,450,000) will be granted as soon as practicable following the Effective Date and the other half of which (1,450,000) will be granted one year later. Subject to approval of the Compensation Committee, the Company will also grant to Stepanik an option to purchase an additional 325,000 shares under the Plan, provided that the Board of Directors and the stockholders of the Company have approved an increase in the number of shares authorized for issuance under the Plan to 15 million shares and a sufficient increase in the number of shares for which options may be granted to an individual under the Plan (the "Plan Amendment"). All such options will have an exercise price per


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                  share equal to the fair market value of the Company's common stock as of the date of grant. If, by reason of the limitations of the American Stock Exchange applicable to grants of options to officers without stockholder approval, the Company cannot grant an option to purchase all 2,900,000 shares outside the Plan, then the Company will grant an option to purchase such shares that are in excess of the American Stock Exchange limitations under the Plan following the Plan Amendment, subject to approval of the Compensation Committee. Each option shall be subject to the terms and conditions of the Plan (or substantially equivalent terms if the option is granted outside the Plan) and an option agreement to be entered into between the Company and Stepanik, in a form approved by the Compensation Committee of the Board of Directors. Each option agreement shall provide that the option shall have a ten year term (subject to earlier termination in connection with termination of employment).

         (b) The options shall vest and become exercisable, subject to continued employment, as follows:

                  (i) The option described in Section 3.4(a)(i) for 1,775,000 shares shall vest as to 50% of the shares on December 31, 2003 and as to the remaining 50% on the first anniversary of the Effective Date of this Agreement,
                  (ii) The option described in Section 3.4(a)(ii) for 1,450,000 shares, to be granted following the Effective Date, shall vest as to 50% of the shares on March 31, 2005, and as to the remaining 50% of the shares on March 31, 2006,
                  (iii) The option described in Section 3.4(a)(ii) for 1,450,000 shares to be granted one year following the Effective Date shall vest as to 50% of the shares on March 31, 2005, and as to the remaining 50% of the shares on March 31, 2006, and
                  (iv) The option described in Section 3.4(a) for 325,000 shares shall vest as to 50% of the shares on March 31, 2005, and as to the remaining 50% of the shares on March 31, 2006,

         in each case to become fully vested and exercisable upon a Change in Control as defined in the Plan.

         (c) Stepanik shall be eligible to receive additional grants of options pursuant to the Plan in the sole discretion of the Compensation Committee of the Board of Directors.

         (d) If the Company is subject to a Change in Control as defined in the Plan during the Term but prior to the grant of the option described in Section 3.4(a)(ii) for 1,450,000 shares (to be granted one year following the Effective Date), or the option described in Section 3.4(a) for 325,000 shares (to be granted following the Plan Amendment), Stepanik shall be entitled to a cash bonus equal to the excess of the fair market value of the shares for which such options were not granted as


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                  of the date of the Change in Control, over the fair market value of such shares as of April __, 2003. Any payments due hereunder shall be paid within sixty (60) days of the date of the Change in Control.

         Section 3.5 [RESERVED.]

         Section 3.6 OTHER BENEFITS. During the Term, Stepanik shall be entitled to participate in present and future employee benefit plans which are available to the Company's employees, subject to eligibility requirements thereunder. The Company shall also pay $10,000 to Stepanik as a signing bonus within ten (10) days following the closing by the Company of a debt financing in the amount of at least $1.5 million following execution of this Agreement (a "Funding Event").

         Section 3.7 REIMBURSEMENT OF EXPENSES AND COMMISSIONS. Upon execution of this Agreement, the Company shall reimburse Stepanik for all reasonable business expenses previously incurred by him and due and owing under that one certain Employment Agreement dated April 2, 2001 (which amount is $10,101.83). The Company shall provide Stepanik with a corporate charge card to be used for reasonable business purposes only and shall promptly reimburse Stepanik for all reasonable business expenses incurred by him in the performance of his duties hereunder subject to and in accordance with the Company's business expense reimbursement policies as in effect from time to time. The Company shall also pay to Stepanik the amount of previously accrued, unpaid commissions (in the aggregate amount of $66,449.99), in installments at the rate of $5,000 per month until the balance is paid in full.

         Section 3.8 DISABILITY OR DEATH. If the Board of Directors determines, on the basis of professional medical advice, that Stepanik has become unable to substantially perform his duties under this Agreement due to illness or mental or physical disability, and that such failure or inability has continued or is reasonably expected to continue for any consecutive six-month period, the Company shall have the option to terminate this Agreement by giving written notice to Stepanik thereof and the basis therefor at least 30 days prior to the effective date of termination. This Agreement shall also terminate immediately upon Stepanik's death. If Stepanik's employment with the Company is terminated pursuant to this Section 3.8, the Company shall pay Stepanik the salary, bonuses and commissions which are earned but unpaid as of the date of termination. The Board of Directors shall have discretion to determine the amount, if any, of Bonus which Stepanik has earned prior to termination of employment during a fiscal year.

         Section 3.9 SEVERANCE.

         (a) If the Company terminates Stepanik's employment other than for Cause pursuant to Section 1.3(d), and other than by reason of death or Disability pursuant to Section 3.8, or if Stepanik resigns within ten (10) days following a material diminution in his title within six (6) months following a Change of Control, then subject to Stepanik's continuing obligations under Sections 2.4 and 2.5 and in consideration of the execution, delivery and effectiveness of a general release of


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                  claims in a standard form approved by the Company, the Company shall pay to Stepanik a lump sum of two (2) times Stepanik's current Base Salary in cash within fifteen (15) days after the date of termination (or, if later, upon the effectiveness of the general release following any applicable revocation period) and shall vest 100% of Stepanik's then remaining unvested options granted in accordance with this Agreement, in addition to other amounts payable from qualified plans, nonqualified retirement plans, and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans.

         (b) If Stepanik resigns within ten (10) days following a material diminution in his title by the Board of Directors of the Company, other than in connection with a termination of his employment for Cause or as a result of death or Disability pursuant to Section 3.8, then subject to Stepanik's continuing obligations under Sections 2.4 and 2.5 and in consideration of the execution, delivery and effectiveness of a general release of claims in a standard form approved by the Company, the Company shall vest 50% of Stepanik's then remaining unvested options granted in accordance with this Agreement, and Stepanik's entitlement to other amounts payable from qualified plans, nonqualified retirement plans, and deferred compensation plans shall be determined in accordance with the terms of such plans.

         (c) If the Company terminates Stepanik's employment for Cause, or if Stepanik resigns (other than pursuant to Section 3.9(b) above), then Stepanik shall only be entitled to be paid his accrued, unpaid Base Salary through the effective date of his termination of employment and his entitlement to other amounts payable from qualified plans, nonqualified retirement plans, and deferred compensation plans shall be determined in accordance with the terms of such plans.

         (d) No severance benefits shall be provided pursuant to Sections 3.9(a) or (b) if Stepanik's employment is terminated by reason of expiration or non-renewal of this Agreement for any reason.

         Section 3.10 EXCESS PARACHUTE PAYMENTS.

         (a) If there is a "change of control" of the Company within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), a portion of the benefits to which Stepanik is entitled under this Agreement could be characterized as "excess parachute payments" within the meaning of Section 280G of the Code. The parties hereto acknowledge that the protections set forth in this Section
                  3.10 are important, and it is agreed that Stepanik should not have to bear the full burden of the excise tax that might be levied under Section 4999 of the Code or any similar provision of federal, state of local law, in the event that any portion of the benefits payable to Stepanik pursuant to this Agreement or the other incentive plans of the Company are treated as an excess parachute payment. The parties, therefore, have agreed as set forth in this Section 3.10.

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         (b)      Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution (including income recognized by Stepanik upon the early vesting of restricted property or upon the exercise of options whose exercise date has been accelerated) by the Company or any other Person to or for the benefit of Stepanik (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
                  Section 3.10 (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any similar provision of any federal, state or local law or any interest or penalties are incurred by Stepanik with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay an additional payment, not to exceed the amount of Stepanik's then current Base Salary in the aggregate (a "Gross-Up Payment"), in an amount such that after payment by Stepanik of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, Stepanik retains an amount of the Gross-Up Payment equal to fifty percent (50%) of the Excise Tax imposed on the Payments. Stepanik will bear the cost of the remaining fifty percent (50%) until the aggregate Gross-Up Payments from the Company have reached the amount of Stepanik's then current Base
                  Salary, and will thereafter bear all additional taxes, interest or penalties.

         (c) In the event of any dispute as to the applicability or amount of any Gross-Up Payment, all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accounting firm regularly employed by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to Stepanik within 15 business days after the receipt of notice from Stepanik that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm will be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Stepanik, it shall furnish Stepanik with a written statement that failure to report the Excise Tax on Stepanik's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding on the Company and Stepanik unless and until a final determination is received from the Internal Revenue Service indicating a contrary result. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments may not have been made by the Company that should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If Stepanik thereafter is required to make a payment of any Excise Tax, the Accounting Firm


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                  shall determine the amount of the Underpayment that has
                  occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Stepanik, consistent with the maximum limitation stated in this Section 3.10. In the event it is determined by the Accounting Firm that the Gross Payments previously made by the Company exceeded the limitations stated in this Section 3.10, upon written notice from the Company, accompanied by a copy of the Accounting Firm's calculation of same, the amount of such overpayment shall be promptly paid by Stepanik to the Company.

                                    ARTICLE 4
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         Section 4.1 ENTIRE AGREEMENT. This Agreement contains the entire Agreement between the Parties and supersedes all prior oral and written Agreements, understandings, commitments, or practices between the Parties with respect to the subject matter hereof, including the Employment Agreement dated April 2, 2001, by and between Stepanik and the Company. Other than as expressly set forth herein, Stepanik and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (verbal or written) regarding any matter relevant hereto. No supplement, modification, or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing and executed by the parties. The provisions of Sections 2.3, 2.4, 2.5 and 2.6 shall survive termination of this Agreement.

         Section 4.2 APPLICABLE LAW. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of Texas, notwithstanding choice of law provisions thereof; and the venue of any litigation commenced hereunder shall be Houston, Texas.

         Section 4.3 INJUNCTIVE RELIEF. Stepanik acknowledges that his services are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. If he should breach this Agreement, in addition to its rights and remedies under general law, the Company shall be entitled to seek equitable relief by way of injunction or otherwise.

         Section 4.4 PARTIAL INVALIDITY. If the application of any provision of this Agreement, or any section, subsection, subdivision, sentence, clause, phrase, word or portion of this Agreement should be held invalid or unenforceable, the remaining provisions thereof shall not be affected thereby, but shall continue to be given full force and effect as if the invalid or unenforceable provision had not been included herein.

         Section 4.5 NOTICES. Notices given under this Agreement shall be given by registered or certified mail, postage prepaid, return receipt requested, or by personal delivery to the respective addresses of the parties. Notices to Stepanik shall be sent to ________________. Notices to the Company shall be sent to 5301 Hollister Road, Suite 250, Houston, Texas 77040,


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Attn: Board of Directors. A mailed first-class notice shall be deemed given two
(2) business days after deposit with U.S. Postal Service.

         Section 4.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         Section 4.7 ASSIGNMENT. This Agreement may not be assigned or encumbered in any way by Stepanik. The Company may assign this Agreement to any successor (whether by merger, consolidation, or purchase of the Company's stock) to all or a controlling interest in the Company's business, in which case this Agreement shall be binding upon and inure to the benefit of such successor(s) and assign(s).

         Section 4.8 LIMITATION ON WAIVER. A waiver of any term, provision, or condition of this Agreement shall not be deemed to be, or constitute a waiver of any other term, provision or condition herein, whether or not similar. No waiver shall be binding unless in writing and signed by the waiving party.

         Section 4.9 ATTORNEY'S FEES. In the event that any proceeding is commenced involving the interpretation or enforcement of the provisions of this Agreement, the Party prevailing in such proceeding shall be entitled to recover its reasonable costs and attorneys' fees.

         Section 4.10 ARBITRATION. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by either of the parties under this Agreement, other than in connection with the Company's enforcement of the provisions of Sections 2.3, 2.4, 2.5, and 2.6 or pursuant to Section 4.3, then either party may, by notice as herein provided, require that the dispute be submitted under the Commercial Arbitration Rules of the American Arbitration Association to an arbitrator in good standing with the American Arbitration Association within fifteen (15) days after such notice is given. The written decision of the single arbitrator ultimately appointed by or for both parties shall be binding and conclusive on the parties, including with respect to any award of attorneys' fees or costs. Judgment may be entered on such written decision by the single arbitrator in any court having jurisdiction and the parties consent to the jurisdiction of the courts of the State of Texas for this purpose. Any arbitration undertaken pursuant to the terms of this section shall occur in the State of Texas.

         Section 4.11 TAXES. All payments made pursuant to the provisions of this Agreement shall be subject to the withholding of applicable taxes.

         Section 4.12 NOT FOR THE BENEFIT OF CREDITORS OR THIRD PARTIES. The provisions of this Agreement are intended only for the regulation of relations among the parties. This Agreement is not intended for the benefit of creditors of the parties or other third parties and no rights are granted to creditors of the parties or other third parties under this Agreement.

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


IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.



                                         /S/ TERRY E. STEPANIK
                                         ---------------------------------------
                                         Terry E. Stepanik


                                         US DATAWORKS, INC.



                                         By: /S/ CHARLES E. RAMEY
                                             -----------------------------------
                                         Name: CHARLES E. RAMEY
                                              ----------------------------------
                                         Title:   CEO
                                               ---------------------------------

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